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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

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[ ]  Preliminary Proxy Statement          [ ]  Confidential, For Use of the
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[X]  Definitive Additional Materials           by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-12

                        TEMPLETON CHINA WORLD FUND, INC.
                        --------------------------------
                (Name of Registrant as Specified In Its Charter)


                    PRESIDENT AND FELLOWS OF HARVARD COLLEGE
                    ----------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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         HARVARD MANAGEMENT RESPONDS TO TEMPLETON'S BASELESS LITIGATION

Boston - January 30, 2003. Harvard Management Company, Inc., through its spokesperson, today released the following statement regarding the litigation commenced against President and Fellows of Harvard College, Harvard Management Company, Inc., and Mr. Steven Alperin by Templeton China World Fund, Inc. (NYSE:
TCH), Templeton Dragon Fund, Inc., and Templeton Asset Management Ltd.:

"The allegations in the litigation are baseless. We have acted in accordance with applicable law. The litigation is a desperate act by Templeton and the Funds' Boards of Directors to divert attention from the important issues Harvard has raised regarding the management of Templeton China World Fund and Templeton Dragon Fund.

"We would note that Templeton, a purported advocate of shareholder rights, is apparently unable to accept for itself the same standards it expects of other corporate managers. In particular, in its complaint, Templeton seeks to take away a fundamental right that we have as a shareholder -- the ability to vote our shares.

"Harvard is a long-term investor in both Funds. We have watched as Templeton and the Funds' Boards of Directors have done remarkably little over the years to enhance shareholder value by eliminating the Funds' discounts to net asset value.

"Now, finally, the China Fund Board proposes open-ending that Fund. We believe that is a bad idea. We have instead proposed that the Directors consider what we see as a more measured and moderate step -- having the Fund adopt interval-fund status, effectively limiting the amount of shareholder redemptions that will be allowed in any period of time. That should allow the Fund to manage more favorably the liquidation of the Fund's assets to meet redemptions. By contrast, open-ending will likely result in the sale of the Fund's investments at reduced prices to the detriment of all shareholders.

"Why are the Boards of these Funds wasting time and, we assume, shareholder money suing a Fund shareholder for publicly expressing its views about the Funds? What are Templeton and the Directors afraid of? We say, let the shareholders vote. The China Fund Board has publicly announced that the Fund's annual meeting is expected to be held on March 14. But they haven't filed -- let alone mailed to shareholders -- any proxy materials or apparently taken any other steps to ensure that shareholders will have the ability to express their views at the meeting. We suspect the Board will now try to postpone the meeting in order to delay a shareholder vote.

"If the China Fund Board is genuinely concerned with the welfare of shareholders, it will spend its time and shareholder money holding the annual meeting on time. If the Board wants to influence shareholders' views, it should do so through the lawful proxy process -- not through litigious end-runs designed to thwart shareholder democracy."

Harvard owns 4,934,600 shares, or approximately 30%, of the China Fund's common stock.

ON JANUARY 16, 2003, HARVARD MAILED PROXY MATERIALS TO ALL SHAREHOLDERS OF THE CHINA FUND. YOU MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT AND OTHER PROXY MATERIALS AT THE SEC'S WEBSITE (WWW.SEC.GOV) OR BY CONTACTING MACKENZIE PARTNERS, INC. AT (800) 322-2885 (TOLL-FREE) OR (212) 929-5500 OR VIA E-MAIL AT PROXY@MACKENZIEPARTNERS.COM.